Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Worlds Mall, Inc.

(A Development Stage Company)

We hereby consent to the use in the Amendment to the Registration Statement on Form S-1 (the "Registration Statement") of our report dated June 5, 2014, relating to the balance sheets of Worlds Mall, Inc. (the "Company") as of December 31, 2013 and 2012 and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended and for the period from March 10, 2011 (inception) through December 31, 2013, which report includes an explanatory paragraph as to an uncertainty with respect to the Company's ability to continue as a going concern, appearing in such Registration Statement. We also consent to the reference to our firm under the Caption "Experts" in such Registration Statement.

/s/ Li & Company, PC

Li & Company, PC

Skillman, New Jersey

July 29, 2014